Exhibit 99.1

China XD Plastics Company Limited Announces Record Date and Meeting Date
for Special Meeting of Stockholders

HARBIN, China, September 30, 2020 /PRNewswire/ -- China XD Plastics Company Limited (NASDAQ: CXDC) (the “Company”), one of China’s leading specialty chemical companies engaged in the development, manufacture and sale of polymer composite materials primarily for automotive applications, today announced that it has called a special meeting of its stockholders (the “Special Meeting”), to be held on November 5, 2020, at 9:00 a.m. (Beijing time), at No. 9 Dalian North Road, Haping Road Centralized Industrial Park, Harbin Development Zone, Heilongjiang Province, China, to consider and vote on, among other things, the proposal to authorize and approve the previously announced agreement and plan of merger, dated June 15, 2020 (the “Merger Agreement”), by and among the Company, Faith Dawn Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and Faith Horizon Inc., a Nevada corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the transactions contemplated thereby, including the Merger.

Pursuant to the Merger Agreement, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”). If completed, the proposed Merger will result in the Company becoming a privately-held company and the common stock of the Company will no longer be listed on the NASDAQ Global Market or any other stock exchange, and price quotations with respect to shares of Company common stock in the public market will no longer be available. Immediately following the consummation of the Merger, Parent will be beneficially owned by Mr. Jie Han, the Company’s Chairman and Chief Executive Officer.

The Company’s board of directors, acting upon the unanimous recommendation of the special committee, composed solely of independent directors and formed by the board of directors, authorized and approved the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and resolved to recommend that the Company’s stockholders vote to authorize, approve and adopt, among other things, the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

Stockholders of record as of the close of business in the State of Nevada on September 29, 2020 are entitled to receive notice of the Special Meeting and to vote at the Special Meeting or any adjournment or postponement thereof. Additional information regarding the Special Meeting and the Merger Agreement can be found in the transaction statement on Schedule 13E-3 and the definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on September 30, 2020, which can be obtained, along with other filings containing information about the Company, the proposed Merger and related matters, without charge, from the SEC’s website (http://www.sec.gov) or at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Requests for additional copies of the definitive proxy statement should be directed to Investor Relations, China XD Plastics Company Limited, at +1 (212) 747-1118 or at cxdc-ir@chinaxd.net.

INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THESE MATERIALS AND OTHER MATERIALS FILED WITH OR FURNISHED TO THE SEC WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE PROPOSED MERGER AND RELATED MATTERS.

The Company and certain of its directors, executive officers and other members of management and employees may, under the SEC rules, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies is set forth in the definitive proxy statement and Schedule 13E-3 transaction statement relating to the proposed Merger. Further information regarding persons who may be deemed participants, including any direct or indirect interests they may have, is also set forth in the definitive proxy statement.

This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell any securities and it is not a substitute for any proxy statement or other filings that have been or will be made with the SEC.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures and sells polymer composites materials, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of 31 automobile brands manufactured in China, including without limitation, Audi, Mercedes Benz, BMW, Toyota, Buick, Chevrolet, Mazda, Volvo, Ford, Citroen, Jinbei and VW Passat, Golf, Jetta, etc. The Company's wholly-owned research center is dedicated to the research and development of polymer composites materials and benefits from its cooperation with well-known scientists from prestigious universities in China. As of June 30, 2020, 636 of the Company's products have been certified for use by one or more of the automobile manufacturers in China. For more information, please visit the Company's English website at http://chinaxd.irpass.com/, and the Chinese website at http://www.xdholding.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the approval and the consummation of the transaction contemplated by the proposed Merger or any alternative transaction. These forward-looking statements can be identified by terminology such as “will,” “expect,” “project,” “anticipate,” “forecast,” “plan,” “believe,” “estimate” and similar statements. Forward-looking statements involve inherent risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the expected timing of the completion of the Merger, the possibility that various closing conditions for the transaction may not be satisfied or waived, the global economic uncertainty, the fluctuation in automotive sales and productions, the development of Company’s expansion plans, the slowdown of China’s automotive industry, the concentration of the Company’s distributors, customers and suppliers, and other risks detailed in the Company’s filings with the SEC, as well as the Schedule 13E-3 transaction statement and the proxy statement filed by the Company in connection with the Merger. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts

China XD Plastics Company Limited

Mr. Taylor Zhang, CFO (New York)

Phone: +1 (212) 747-1118

Email: cxdc@chinaxd.net